Exhibit 99.1

Poore Brothers Announces Filing of Third Quarter Form 10-Q
Together With Amended Second Quarter Form 10-Q;

Announces Earlier Receipt of Delinquent Filer Notice from NASDAQ

GOODYEAR, Ariz. – December 1, 2005 – Poore Brothers, Inc. (NASDAQ: SNAK) today announced that it has filed its Form 10-Q for the third quarter ended October 1, 2005 together with an amended Form 10-Q for the second quarter ended June 25, 2005 that reflects the Company’s previously announced restatement to more accurately reflect the results for the second quarter.

In its press release dated November 21, 2005, the Company previously announced that it believed the estimated impact of certain accounting errors and adjustments was a decrease of approximately $100,000 in net income (or approximately $0.01 per diluted share) for the second quarter ended June 25, 2005, and a decrease of approximately $100,000 in the net loss (or approximately $0.01 per diluted share) for the third quarter ended October 1, 2005.  As set forth in its Form 10-Q/A for the second quarter ended June 25, 2005 filed today, the actual result for the second quarter was a decrease of $113,460 in net income (or $.006 per diluted share).  As set forth in its Form 10-Q for the third quarter ended October 1, 2005 filed today, the actual result for the third quarter was a decrease of $118,072 in the net loss (or $.006 per diluted share).  For the nine month period ended October 1, 2005 the aggregate impact of these adjustments substantially offset and thus had no significant impact on net income or earnings per diluted share for that period.

The Company also today announced that due to the delay in the filing of its Form 10-Q for the third quarter ended October 1, 2005, it had received a letter from the NASDAQ Stock Market on November 25, 2005 indicating that the Company’s common stock could be subject to delisting based on non-compliance with NASDAQ Marketplace Rule 4310(c)(14) for continued listing.  NASDAQ Marketplace Rule 4310(c)(14) generally requires the Company to make on a timely basis all filings with the Securities and Exchange Commission, as required by the Securities Exchange Act of 1934, as amended.  Based on discussions with the NASDAQ Staff, the Company’s Form 10-Q filing today will cure the Company’s non-compliance with Rule 4310(c)(14) cited in NASDAQ’s letter, the Company’s ticker symbol will return to “SNAK” by Monday, December 5, 2005, and the Company’s common stock will continue to be traded on the NASDAQ Capital Market.

About Poore Brothers, Inc.

With facilities in Indiana and Arizona, Poore Brothers is a marketer and manufacturer of Intensely Different™ snack foods under a variety of owned or licensed brand names, including T.G.I. Friday’s®, Cinnabon®, Tato Skins®, Poore Brothers®, Bob’s Texas Style®, and Boulder Canyon Natural Foods™. For further information about Poore Brothers or this release, please contact Richard M. Finkbeiner, Senior Vice President and Chief Financial Officer, at (623) 932-6255, or logon to http://www.poorebrothers.com.